Exhibit 11.1

VIDEOCON D2H LIMITED

CODE OF ETHICS

for

CHIEF EXECUTIVE OFFICER

and

OTHER SENIOR EXECUTIVE OFFICERS

The honesty, integrity, and sound judgment of the Chief Executive Officer (the “CEO”) and Other Senior Executive Officers (the “Executive Officers”) of Videocon d2h Limited (“Videocon d2h”) are fundamental to the reputation and success of Videocon d2h.

While all employees, officers, and directors of Videocon d2h are required to adhere to the Videocon d2h Limited Code of Business Conduct and Ethics, the professional and ethical conduct of the CEO and the Executive Officers is particularly essential to the proper function and success of Videocon d2h.

Applicability

Each of the CEO, principal financial officer, principal accounting officer and other Executive Officers and controller of Videocon d2h shall be bound by this Code of Ethics, and the phrase “the CEO and the Executive Officers” shall include each of them.

CEO and Executive Officers Code of Ethics

To the best of their knowledge and ability, each of the CEO and the Executive Officers shall, in performing his or her duties:

•	Act with honesty and integrity, and avoid, or handle ethically and with full internal disclosure as provided below, actual or apparent conflicts of interest between personal and professional relationships.

•	Act in good faith, with due care, competence, and diligence, to provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable, and to use and promote independent judgment.

•	Strive to provide or cause to be provided full, fair, accurate, timely, and understandable disclosure in all reports and documents that Videocon d2h files with, or submits to, the U.S. Securities and Exchange Commission, and all other applicable regulatory authorities in India and other government or regulatory agencies or includes in public communications made by Videocon d2h.

•	Strive to identify and rectify any significant deficiencies in the design or operation of internal or disclosure controls and procedures that could adversely affect Videocon d2h’s ability to record, process, summarize, and report financial or other required information.

•	Comply and encourage others reporting to him or her to comply in all material respects with applicable laws, rules, and regulations of Indian and non-Indian federal, state, and local governments and other public regulatory agencies and self-regulatory organizations.

•	Respect the confidentiality of information acquired in the course of employment, disclosing it only when authorized or legally obligated to do so, and never using it for personal advantage.

•	Share knowledge and maintain skills necessary and relevant to Videocon d2h’s needs.

•	Proactively promote ethical and honest behavior within Videocon d2h.

•	Assure responsible use and control of all assets, resources and information of Videocon d2h employed by or entrusted to him or her.

•	Promptly report, and promote prompt internal reporting of:

(i)	any violations of this Code of Ethics;

(ii)	any violation of Videocon d2h’s Code of Business Conduct and Ethics and any fraud, whether or not material, that involves management or other employees who have a significant role in Videocon d2h’s financial reporting, disclosures, or internal controls; and

(iii)	any material violation of the competitions, securities or other laws, rules, or regulations applicable to Videocon d2h or the operation of any of its businesses, by Videocon d2h, or any employee or agent thereof.

Such report shall be made to the CEO (if not involved), and / or to the Chief Financial Officer (if not involved).

The CEO and all Executive officers are required to adhere to both the Videocon d2h Limited Code of Business Conduct and Ethics and this Code of Ethics for CEO and Other Senior Executive Officers at all times.

Only the Board of Directors shall have the authority to amend this Code of Ethics.

Any of the covered officers who ignores or violates this Code of Ethics will be subject to corrective action, which may include immediate dismissal.

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